Exhibit 99.3

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (and any amendments thereto) with respect to the Common Shares of Beneficial Interest, par value $0.01 per share, beneficially owned by each of them, of Stellus Private Credit BDC, a Delaware partnership. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

Dated: May 18, 2023

SHOTFUT ASHRAI LO SACHIR - PHOENIX AMITIM	/s/ Eli Schwartz
Name: Eli Schwartz
Title: Deputy CEO, CFO, Head of Finance
/s/ Haggai Schreiber
Name: Haggai Schreiber
Title: Chief Investments Officer, Deputy CEO

THE PHOENIX INSURANCE COMPANY LTD.	/s/ Eli Schwartz
Name: Eli Schwartz
Title: Deputy CEO, CFO, Head of Finance
/s/ Haggai Schreiber
Name: Haggai Schreiber
Title: Chief Investments Officer, Deputy CEO

Phoenix Invest Direct Lending LP	/s/ Stuart Schapiro
Name: Stuart Schapiro
Title: Director
/s/ _Alex Shchuchensky
Name: Alex Shchuchensky
Title: CPA

Annex A

Directors and Officers of Phoenix Invest
Name	Principal Business/Occupation	Citizenship

Mr. Moni Feller	Director	Israel

Mr. Stu Schapiro	Director	Israel

Mr. Eli Schwarz	Director	Israel

Mr. Haggai Schreiber	Director	Israel

The address for each director and officer is c/o Derech Hashalom 53, Givataim 53454, Israel